UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

__________________________

Date of Report (Date of earliest event reported):

October 3, 2023

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15151 Springdale Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(650) 222-5141
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events.

(a)

We will be issuing a press release titled “Nate's Food Co Successfully Completes Cancellation of 1 Billion Common Shares, Paving the Way for a Bright Future”, which press release is attached hereto as Exhibit 99.1.

(b)

We have received inquiries regarding JP Energy Partner's progress in meeting the banking and financing prerequisites for the sugar transaction, as previously disclosed. To streamline communication, we have opted to address these queries in a single response.

JP Energy has informed us that they have obtained a standby letter of credit from the buyer, but they are now in the process of securing their own standby letter of credit to complete the transaction in its entirety. Additionally, JP Energy has indicated that they have received verbal approval from a bank for their standby letter of credit. However, they anticipate it will take approximately 2-4 weeks to finalize the necessary paperwork and details with that bank.

It's important to note that we do not possess any information beyond what has been shared by JP Energy. Consequently, we cannot provide a specific timeline or guarantee regarding when JP Energy will successfully secure the required financial arrangements. It is worth noting that shipments under the disclosed sugar contract cannot commence until JP Energy has finalized and obtained the standby letter of credit from the bank.

The information in this Current Report on Form 8-K with respect to Item 8.01 (including the press release attached hereto as Exhibit 99.1) is being furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. This current report on Form 8-K (including Exhibit 99.1) will not be deemed an admission as to the materiality of any information contained herein.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release announcing filing of Amendment to Articles of Incorporation,

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: October 3, 2023	By:	/s/ Nate Steck
Name: Nate Steck Title: CEO

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